U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 1, 2007

NEOMEDIA TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-21743	36-3680347
(State or Other Jurisdiction Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 Second Street, Suite 600, Fort Myers, Florida		33901
(Address of Principal Executive Offices)		(Zip Code)

(239) - 337-3434
(Registrant's Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 2, 2007, NeoMedia Technologies, Inc. (the “Company”) appointed George O’Leary to its board of directors.

Mr. O’Leary is currently the President of SKS Consulting of South Florida Corp. (“SKS”) and is working with the Company under a two year consulting agreement, under which he will lead the execution of the Company’s strategic plan. Prior to assuming his duties with NeoMedia, he was and still is a consultant to NeoGenomics (OTCBB:NGNM) and was acting Chief Operating Officer from October 2004 to April 2005 were he helped the turn-around of that organization. He is currently a member the board of directors of NeoGenomics. Prior to becoming an officer of NeoGenomics, Mr. O’Leary was the President and CFO of Jet Partners, LLC from 2002 to 2004. During that time annual revenues grew from $12 million to $17.5 million. From 1996 to 2000, Mr. O’Leary was CEO and President of Communication Resources Incorporated (CRI), where annual revenues grew from $5 million to $40 million during his tenure. Prior to CRI, Mr. O’Leary was Vice President of Operations of Cablevision Industries, where he ran $125 million of business for this major cable operator until it was sold to Time Warner. Mr. O’Leary started SKS in 2000 with the mission to help companies focus on execution in their core business while shedding their non-core business assets.

Pursuant to the terms of the Company’s consulting agreement with SKS, SKS will earn $1,000 per day for services actually performed, with a minimum of two weeks committed to the Company per month. The Company will also issue to SKS on a monthly basis 60,000 restricted shares of Company common stock, and a warrant to purchase an additional 60,000 shares of Company common stock at an exercise price of $0.04 per share with a contractual life of five years. SKS can earn up to an additional 500,000 warrants with an exercise price of $0.10 per share and a contractual life of five years, upon achievement of the following milestones: (i) warrant to purchase 100,000 shares after successful organizational restructuring by March 31, 2007, (ii) warrant to purchase 100,000 shares after successful handling of subsidiary repricing by March 31, 2007, (iii) warrant to purchase 100,000 shares after successful sale of all non-core business units by September 30, 2007, (iv) warrant to purchase 100,000 shares after the Company operates at monthly breakeven by January 1, 2008, and (v) warrant to purchase 100,000 shares after the Company’s stock price reaches $0.20/share for a consecutive 30-day period. The consulting agreement is attached hereto as exhibit 10.1.

Mr. O’Leary replaces William E. Fritz, who resigned form the Company’s board of directors on December 22, 2006.

Item 8.01 Other Events

Stock Option Repricing

On February 1, 2007, the Company instituted a stock option repricing plan (the “Plan”) as a retention tool to align its employees with the new vision of the Company. Under the Plan, the Company repriced 50,178,750 stock options held by current employees, contractors, and directors as follows: (i) options that were vested as of February 1, 2007, were repriced to $0.045 per share, which was the last sale price on February 1, 2007, (ii) options that are scheduled to vest during the remainder of 2007 were repriced to $0.075, (iii) options that vest during 2008 were repriced to $0.125, (iv) options that vest during 2008 were repriced to $0.125, and (v) options that vest during 2009 were repriced to $0.175. Options will continue to vest on their regular schedule, which generally is 25% upon grant and 25% on each subsequent anniversary date.

Press Release

On February 5, 2007, the Company issued a press release outlining recent changes in the Company’s strategic focus. The press release is attached hereto as exhibit 10.2.

Item 9.01 Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits No. Description:

Exhibit No.	Item
10.1	Consulting Agreement between the Company and SKS Consulting of South Florida Corp.	Provided herewith
10.2	Press release dated February 5, 2007	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeoMedia Technologies, Inc. (Registrant)

Date: February 5, 2007	By: /s/ Charles W. Fritz
Charles W. Fritz, Interim Chief Executive Officer